UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 13, 2006
GNC CORPORATION
GENERAL NUTRITION CENTERS, INC.
(Exact name of registrants as specified in their charters)

Delaware	333-116040	72-1575170
Delaware	333-114502	72-1575168
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
300 Sixth Avenue, Pittsburgh, Pennsylvania 15222
(Address of principal executive offices) (Zip Code)
(412) 288-4600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     (d) The board of directors of each of GNC Corporation (“GNC”) and General Nutrition Centers, Inc. (“Centers”) has appointed Michael S. Cohen as a director effective March 13, 2006 to fill a vacancy on the boards of directors. It has not been determined at this time whether Mr. Cohen will serve on any committee of the boards of directors.
     Mr. Cohen, age 29, is a principal of Apollo Advisors, L.P. (and together with its affiliated entities, including Apollo Management V, L.P., “Apollo”), where he has been employed since August 2000. Prior to joining Apollo, Mr. Cohen was an investment banker in the Mergers & Acquisitions group of Salomon Smith Barney. Mr. Cohen received a B.B.A. in Business Administration with a concentration in Accounting and Finance, graduating with distinction, from Emory University’s Goizueta Business School.
     GNC’s stockholders’ agreement, dated December 5, 2003, gives Apollo Investment Fund V, L.P., an affiliate of Apollo Management V, L.P., the right to nominate all of the members of GNC’s board of directors and, until the occurrence of certain events, the right to vote all shares of GNC’s common stock and preferred stock subject to the stockholders’ agreement on all matters.
     As a result of his position with Apollo, Mr. Cohen may be deemed to have an indirect material interest in the management agreement entered into by GNC, Centers, and Apollo Management V, L.P. on December 5, 2003. Under this management agreement, Apollo Management V, L.P. agreed to provide to us certain investment banking, management, consulting and financial planning services on an ongoing basis and certain financial advisory and investment banking services in connection with major financial transactions that may be undertaken by us or our subsidiaries in exchange for a fee of $1.5 million per year, plus reimbursement of expenses. Apollo Management V, L.P. may provide additional services to us from time to time pursuant to the management agreement, including financial advisory and investment banking services in connection with certain transactions for which we will pay customary fees and expenses.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.
Dated: March 16, 2006

GNC CORPORATION GENERAL NUTRITION CENTERS, INC. (Registrants)

By:	/s/ Curtis J. Larrimer

Name: Title:	Curtis J. Larrimer Executive Vice President and Chief Financial Officer

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